Exhibit 5.1

Debevoise & Plimpton LLP 66 Hudson Boulevard New York, New York 10001 +1 212 909 6000

November 7, 2024

Warner Bros. Discovery, Inc.

230 Park Avenue South

New York, New York 1003

Re:	Registration Statement on Form S-8 of Warner Bros. Discovery, Inc.

Ladies and Gentlemen:

We have acted as counsel to Warner Bros. Discovery, Inc., a Delaware corporation (the “Company”), in connection with the filing on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-8 (the “Registration Statement”), relating to the registration of $250,000,000 in deferred compensation obligations (the “Obligations”) in connection with the Warner Bros. Discovery Supplemental Retirement Plan, as amended and restated (the “Plan”).

In arriving at the opinion expressed below, we have (a) examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of the Plan and such corporate and other organizational documents and records of the Company and such certificates of public officials, officers and representatives of the Company and other persons as we have deemed appropriate for the purposes of such opinion, (b) examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and other persons delivered to us and (c) made such investigations of law as we have deemed appropriate as a basis for such opinion. In rendering the opinion expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents that we examined, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents examined by us that are certified, conformed, reproduction, or other copies and (iv) the legal capacity of all natural persons executing documents.

Based upon and subject to the foregoing and the assumptions, qualifications and limitations hereinafter set forth, we are of the opinion that, when issued in accordance with the provisions of the Plan, the $250,000,000 in Obligations will be legally valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity or fiduciary considerations and public policy considerations (whether such principles or considerations are considered in an action at law or a proceeding in equity). The Plan is designed to be a “top hat” plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is a plan that is unfunded and maintained by an employer for the purpose of providing

Debevoise & Plimpton LLP 66 Hudson Boulevard New York, New York 10001 +1 212 909 6000

deferred compensation for a select group of management or highly compensated employees. The provisions of the Plan document comply with the requirements of ERISA applicable to top hat plans. We do not provide an opinion as to whether the Plan is being operated by the Company as an unfunded arrangement within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA or a top hat plan under ERISA, or whether the employees that the Company has deemed eligible to participate in the Plan would constitute a select group of management or highly compensated employees.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

We are members of the bar of the State of New York. The foregoing opinion is limited to the laws of the State of New York, the Delaware General Corporation Law and, to the extent applicable, ERISA, and we express no opinion as to the effects of the laws of any other jurisdiction.

Very truly yours,

/s/ Debevoise & Plimpton LLP
Debevoise & Plimpton LLP